Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2014 Second Quarter Financial Results

-- Generates Growth in Several Key Business Areas --

VAN NUYS, Calif. – January 8, 2014 – Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the second quarter of fiscal 2014 ended November 30, 2013.

“To a large degree, our second quarter mirrored the first, with gains in several key areas of our business that resulted in year-over-year rental and lease revenue improvement. Our China operations benefited from increased demand, and we saw ongoing rental strength in the telecommunications sector, while our European and data products businesses remained stable,” said Daniel Greenberg, Chairman and CEO. “New equipment sales declined, continuing a trend resulting from the Government’s inability to deal with ongoing budget and sequestration issues. That trend should change in 2014, however, with a new budget agreement put in place at the end of last year. Delayed shipments by manufacturers shifted equipment deliveries to some of our customers into the third quarter, increasing our backlog by $4 million over last year’s second quarter.

“Additionally, we faced a difficult comparison with last year’s second quarter, during which time several of our aerospace and defense customers made one-time, last minute purchases to utilize their remaining budgets prior to the government shutdown,” Greenberg said.

Total revenues for the second quarter of fiscal 2014 were $57.9 million, compared with $65.2 million last year. Rental and lease revenues grew to $35.2 million for the 2014 second fiscal quarter, up from $34.6 million one year ago. Sales of equipment and other revenues were $22.7 million for the second quarter of fiscal 2014, compared with $30.6 million for the corresponding prior-year period.

Selling, general and administrative expenses equaled $14.2 million, or 24.6% of total revenues, for the fiscal 2014 second quarter, compared with $14.1 million, or 21.6% of total revenues, for the same quarter last year. Although SG&A expenses were constant, they increased as a percentage of revenue because of the decline in new equipment sales.

Total operating expenses amounted to $49.0 million for the fiscal 2014 second quarter, versus $54.9 million a year ago.

Operating profit for the second quarter of fiscal 2014 was $8.9 million, or 15.4% of total revenues, compared with $10.3 million, or 15.8% of total revenues, for the second quarter of fiscal 2013.

Net income was $5.6 million, or $0.23 per diluted share, for the fiscal 2014 second quarter, versus $6.2 million, or $0.26 per diluted share, for the same quarter last year.

Total revenues for the first half of fiscal 2014 were $118.0 million, compared with $123.7 million for the comparable period last year. Rental and lease revenues for the fiscal 2014 year-to-date period increased to $70.9 million from $68.2 million for the fiscal 2013 year-to-date period. Equipment sales and other revenues were $47.2 million for the six months ended November 30, 2013, compared with $55.5 million for the six months ended November 30, 2012.

SG&A expenses were $28.9 million, or 24.5% of total revenues, for the first six months of fiscal 2014, versus $27.8 million, or 22.5% of total revenues, for the same period last year. Total operating expenses for the fiscal 2014 six-month period were $100.3 million, compared with $105.1 million for the fiscal 2013 six-month period.

Operating profit for the first six months of fiscal 2014 totaled $17.7 million, or 15.0% of total revenue, compared with $18.6 million, or 15.0% of total revenue, in the prior-year period.

Net income for the first half of fiscal 2014 amounted to $11.3 million, or $0.46 per diluted share, versus $11.3 million, or $0.47 per diluted share, for the fiscal 2013 period.

The company’s effective tax rate was 38.0% for the second quarter of fiscal 2014, compared with 40.3% for the same quarter last year. The decrease was principally related to a decline in foreign losses where the company has a valuation allowance and therefore does not recognize a tax benefit.

Rental equipment additions for the fiscal 2014 second quarter totaled $15.1 million, compared with $16.4 million for the fiscal 2013 second quarter. Rental equipment purchases for the first six months of fiscal 2014 were $30.1 million, versus $34.3 million for the first six months of fiscal 2013. The net book value of Electro Rent's equipment was $231.8 million at November 30, 2013, compared with $234.9 million at the end of the last fiscal year.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Agilent resale agreement of $11.2 million at November 30, 2013, versus $7.2 million last year. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the second quarter of fiscal 2014. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 4.4% yield on the January 7, 2014 closing share price of $18.33.

Total shareholders' equity at November 30, 2013 grew to $230.9 million, or $9.62 per share, from $228.5 million, or $9.52 per share, at May 31, 2013.

Electro Rent’s cash and cash equivalents balance was $8.2 million at November 30, 2013, compared with $10.4 million at May 31, 2013. The decline related primarily to the repayment of debt. Bank borrowings at November 30, 2013 were $8.5 million, compared with $10.0 million at May 31, 2013 and a high of $23.0 million in December 2012, when the company paid its special dividend.

“The business climate remains somewhat complicated. However, we hope to see some improvement later in the calendar year as a result of a new defense budget and important changes regarding sequestration. These changes could begin to provide additional decision-making flexibility for many of our customers, as they start to feel more comfortable taking risks they were previously unwilling to without clear signals from our government," said Greenberg. "We remain highly focused on providing customers with the widest range and breadth of test and measurement equipment available, irrespective of the external environment.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012

Revenues:
Rentals and leases	$35,205	$34,575	$70,862	$68,240
Sales of equipment and other revenues	22,671	30,617	47,182	55,453

Total revenues	57,876	65,192	118,044	123,693

Operating expenses:
Depreciation of rental and lease equipment	14,241	14,082	28,614	28,140
Costs of rentals and leases, excluding depreciation	4,798	4,558	9,610	8,930
Costs of sales of equipment and other revenues	15,699	22,164	33,217	40,213
Selling, general and administrative expenses	14,226	14,068	28,905	27,845

Total operating expenses	48,964	54,872	100,346	105,128

Operating profit	8,912	10,320	17,698	18,565

Interest income, net	87	137	169	283

Income before income taxes	8,999	10,457	17,867	18,848

Income tax provision	3,418	4,218	6,589	7,523

Net income	$5,581	$6,239	$11,278	$11,325

Earnings per share:
Basic	$0.23	$0.26	$0.46	$0.47
Diluted	$0.23	$0.26	$0.46	$0.47

Shares used in per share calculation:
Basic	24,331	23,988	24,313	23,994
Diluted	24,350	24,225	24,340	24,221

Cash dividend declared per share	$-	$1.40	$0.40	$1.60

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (in thousands, except share numbers)

	November 30,	May 31,
	2013	2013
ASSETS

Cash and cash equivalents	$8,191	$10,402
Accounts receivable, net of allowance for doubtful accounts of $454 and $457	33,103	34,350
Rental and lease equipment, net of accumulated depreciation of $237,533 and $224,397	231,787	234,856
Other property, net of accumulated depreciation and amortization of $19,337 and $18,873	13,617	13,826
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,550 and $1,468	955	1,037
Other assets	21,320	21,346
	$312,082	$318,926

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Bank Borrowings	$8,508	$10,000
Accounts payable	5,797	7,479
Accrued expenses	13,538	15,866
Deferred revenue	7,720	7,292
Deferred tax liability	45,583	49,740
Total liabilities	81,146	90,377

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	-	-
Common stock, no par - shares authorized 40,000,000;
issued and outstanding November 30, 2013 - 24,006,698;
May 31, 2013 - 23,995,626	38,579	37,724
Retained earnings	192,357	190,825
Total shareholders' equity	230,936	228,549
	$312,082	$318,926